Exhibit (e)(1)(i)

AMENDED SCHEDULE A

with respect to the

DISTRIBUTION AGREEMENT

between

VOYA GOVERNMENT MONEY MARKET PORTFOLIO

(formerly, Voya Money Market Portfolio)

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Portfolio

Voya Government Money Market Portfolio

(formerly, Voya Money Market Portfolio)